
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFO. EXTRACTED FROM FINANCIAL INFO FOR
MMH HOLDINGS, INC AND MORRIS MATL HANDLING, INC. STATEMENTS SHOULD BE READ IN
CONJUNCTION WITH AUDITED COMBINED FINANCIAL STATEMENTS & NOTES OF MATL HANDLING
EQPT BUS OF HARNISCHFEGER IND INC. (HII) FOR EACH 3 YRS. PERIOD ENDING 10/31/97.
AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   6-MOS                   3-MOS
<FISCAL-YEAR-END>                          OCT-31-1998             OCT-31-1998
<PERIOD-START>                             NOV-01-1997             NOV-01-1997
<PERIOD-END>                               APR-30-1998             APR-30-1998
<CASH>                                           2,825                       0
<SECURITIES>                                         0                       0
<RECEIVABLES>                                   80,192                       0
<ALLOWANCES>                                   (1,401)                       0
<INVENTORY>                                     35,338                       0
<CURRENT-ASSETS>                                 4,093                       0
<PP&E>                                          64,437                       0
<DEPRECIATION>                                (24,993)                       0
<TOTAL-ASSETS>                                 289,845                       0
<CURRENT-LIABILITIES>                           63,908                       0
<BONDS>                                        254,696                       0
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                             0                       0
<OTHER-SE>                                    (31,709)                       0
<TOTAL-LIABILITY-AND-EQUITY>                   289,845                       0
<SALES>                                        157,249                  80,766
<TOTAL-REVENUES>                               157,975                  81,208
<CGS>                                          115,172                  58,519
<TOTAL-COSTS>                                   29,514                  15,154
<OTHER-EXPENSES>                                 3,061<F1>               2,264<F2>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                             (4,151)                 (3,306)
<INCOME-PRETAX>                                  6,077                   1,965
<INCOME-TAX>                                   (2,446)                   (459)
<INCOME-CONTINUING>                              3,669                   1,530
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                     3,669                   1,530
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1>As a result of the Recapitalization, the Company experienced a series of non-recurring employee benefit costs. These costs included severance costs associated with restructing the Company's United Kingdom manufacturing operation and incentives to certain members of management. The Company's former parent, not the Company, is responsible for making these incentive payments. The severance costs were approximately $0.7 million and the incentives to management were approximately $1.2 million.

Parent management fees allocated by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $1.2 million and $1.4 million for the First Half 1998 and First Half 1997, respectively.

<F2>The Company experienced significant non-recurring employee benefit costs relating to severance costs associated with restructuring the Company's United Kingdom manufacturing operation and incentives to certain members of management to remain with the Company after the Recapitalization. These costs, totaling $1.8 million, were incurred in Second Quarter 1998. There was no corresponding amount incurred in Second Quarter 1997.

Parent management fees allocted by HII (prior to the Recapitalization) which represented an allocation of HII's corporate expenses were $0.5 million and $0.8 for Second Quarter 1998 and Second Quarter 1997, respectively.

